Exhibit 99.2

Gulfport Energy Announces Tender Offer for Its 8.0% Senior Notes Due 2026

September 3, 2024

OKLAHOMA CITY--(BUSINESS WIRE)-- Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) announced today that Gulfport Energy Operating Corporation (“Gulfport Operating”), a wholly owned subsidiary of Gulfport, commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding senior notes (the “Notes”) listed in the following table upon the terms and conditions described in Gulfport Operating’s Offer to Purchase, dated September 3, 2024 (the “Offer to Purchase”).

Certain information regarding the Notes and the U.S. Treasury Reference Security, the Bloomberg reference page and the fixed spread is set forth in the table below.

Title of Security	CUSIP Numbers	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (basis points)
8.0% Senior Notes due 2026(1)	402635AQ9 (1145) / 402635AR7 (144A) / 402635AS5 (ACCD INV) / U40347AH6 (Reg S)	$550,000,000	4.250% U.S. Treasury due May 31, 2025	FIT 3	0

(1)	The Notes are callable at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, starting on May 17, 2025.

The “Purchase Price” for each $1,000 principal amount of the Notes validly tendered, and not validly withdrawn, and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread specified above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified above, as quoted on the Bloomberg Bond Trader FIT 3 series of pages, at 2:00 p.m. New York City time, on September 9, 2024, the date on which the Tender Offer is currently scheduled to expire. The Purchase Price will be based on a yield to May 17, 2025, the date of the next specified redemption price reduction under the indenture governing the Notes, and assuming the Notes are redeemed on May 17, 2025, at the specified redemption price for such date of 100.000% of the principal amount, as described in the Offer to Purchase.

In addition to the Purchase Price, holders whose Notes are purchased pursuant to the Tender Offer will also receive accrued and unpaid interest thereon from the last interest payment date up to, but not including, the initial date on which Gulfport Operating makes payment for such Notes, which date is currently expected to be September 13, 2024, assuming that the Tender Offer is not extended or earlier terminated.

The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, by calling (888) 626-0988 or, for banks and brokers, (212) 269-5550. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/GPOR; or by requesting via email at GPOR@dfking.com.

The Tender Offer will expire at 5:00 p.m., New York City time, on September 9, 2024 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Tendered Notes may be withdrawn at any time before the Expiration Time. Holders of Notes must validly tender and not validly withdraw their Notes (or comply with the procedures for guaranteed delivery) before the Expiration Time to be eligible to receive the consideration for their Notes.

Settlement for all Notes tendered prior to the Expiration Time or pursuant to a Notice of Guaranteed Delivery is expected to be September 13, 2024, assuming that the Tender Offer is not extended or earlier terminated.

There can be no assurance that any Notes will be purchased. The Tender Offer is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous debt financing (the “Debt Financing”) by Gulfport Operating on terms and conditions (including, but not limited to, the amount of proceeds raised in such financing) satisfactory to Gulfport Operating and Gulfport. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered. The Tender Offer may be amended, extended, terminated or withdrawn.

Gulfport Operating intends to use the net proceeds from the Debt Financing to fund the Tender Offer. Gulfport Operating intends to use the remainder, if any, of the net proceeds from the Debt Financing, together with cash on hand and available borrowings under its credit facility, to redeem the remaining Tender Notes on or prior to May 17, 2025, the par call date for the Tender Notes, at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date. Pending application of the proceeds for any such redemption, Gulfport Operating may apply the proceeds for general corporate purposes, including to reduce borrowings under its revolving credit facility, to make temporary investments in cash and short term investments or to deposit funds with the trustee for the Tender Notes sufficient to satisfy and discharge the obligations under the related indenture.

Gulfport Operating has retained J.P. Morgan Securities LLC to serve as the exclusive Dealer Manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to J.P. Morgan Securities LLC, Liability Management Group, U.S. toll free at (866) 834-4666 or collect at (212) 834-4045.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer and does not constitute a notice of redemption for the Notes.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding the Debt Financing and the use of proceeds therefrom, including the Tender Offer and the timing and outcome thereof. Although Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K. Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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